SERVICES AGREEMENT

AGREEMENT made this ____ day of July, 1999 between Nomura Asset Management U.S.A. Inc. ("Nomura"), a New York corporation, and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation.

WHEREAS, Nomura serves as investment adviser to certain investment portfolios or series of one or more open-end management investment companies registered under the Investment Company Act of 1940, as amended (the " 1940 Act"), as listed on Schedule A, as such Schedule may be amended from time to time (each a "Fund," collectively, the "Funds");

WHEREAS, the investment companies listed on Schedule A have entered into a distribution agreement with FDI (the "Distribution Agreement") for the distribution by FDI of certain classes of shares of common stock (the "Shares") in the investment companies or in the Funds;

WHEREAS, certain employees of Nomura will be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of FDI (such persons shall hereinafter be referred to as "Registered Representatives") and will be wholesaling the Funds' shares;

WHEREAS, Nomura and FDI desire to enter into this Agreement pursuant to which Nomura will perform certain services for FDI with respect to Shares of each Fund and FDI will perform certain services for Nomura with respect to Shares of each Fund; and

WIHEREAS, Nomura has agreed to enter into this Agreement as consideration for FDI to enter into the Distribution Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1. Services provided by FDI. FDI will assist Nomura in providing services with respect to each Fund as may be reasonably requested by Nomura from time to time. At the direction of Nomura, specific assignments may include any of the following:

      (a) legal review and principal sign-off of all Fund marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities and file such materials, and obtain such approvals for their use as may be required by the Securities and Exchange Commission ("SEC") or the NASD. FDI will forward all NASD comments on marketing materials to Nomura;

      (b) the forwarding of sales related complaints concerning the Funds to Nomura;

      (c) coordination of registration of the Funds with the National Securities Clearing Corporation ("NSCC") and filing of required Fund/SERV reports with the NSCC;

      (d) the provision of advice and counsel to the Funds with respect to regulatory matters regarding legal review and principal sign off of Fund marketing material and other sales related materials, broker/dealer and distribution related issues, including

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      monitoring regulatory and legislative developments that may affect the
      Funds and assisting the Funds in routine regulatory examinations or investigations;

      (e) assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board;

      (f) preparation of materials for the board supporting the annual renewal of the Distribution Agreement;

      (g) in connection with the foregoing activities, maintenance of an office facility (which may be in the offices of Nomura or a corporate affiliate);

      (h) in connection with the foregoing activities, the furnishing of clerical services and internal executive and administrative services, stationery and office supplies;

      (i) pursuant to subsection 4(a)(1) below, the provision of officers to the Funds including, but not limited to, President, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and Assistant Treasurers to assume certain specified responsibilities, if applicable;

      (j) coordinate the provision of all Blue Sky services with ClearSky, a third-party provider, on behalf of Nomura. FDI will work with Nomura personnel and ClearSky to ensure that the Funds are in full compliance with any applicable state regulatory requirements; and

      (k) FDI will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

2. Services Provided by Nomura. In furtherance of the responsibilities under this Agreement Nomura will:

      (a) cause the registration of the Shares under the Securities Act of 1933 (the "1933 Act") and the qualification for the Shares for sale in those states that the Funds may designate;

      (b) monitor or cause the Funds' transfer agent to monitor sales of the Shares with respect to compliance with applicable state securities laws;

      (c) provide consulting services with regard to such advertising, marketing and promotional activities as Nomura believes reasonable, including but not limited to (i) development of information, analyses and reports, (ii) preparing, printing and distributing sales literature brochures, letters, training materials and dealer guides and all similar materials and advertisements as defined below, (iii) develop and implement audio and video advertising programs, and (iv) arrange for the printing and distribution of prospectuses and reports of the Funds to prospective shareholders; provided that it is understood that FDI shall have no responsibility for strategic planning or development with respect to such matter. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and


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

      dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Funds or the Shares;

      (d) submit all consulting related sales literature and advertisements prepared pursuant to Section 2(c) above to FDI for legal/compliance review in advance of use, and incorporate such changes as FDI may reasonably request therein. FDI will file such materials and obtain such approvals for their use as may be required by the SEC or NASD;

      (e) to the extent applicable, cause the Funds' transfer agent to give necessary information for the preparation of quarterly reports in a form reasonably satisfactory to FDI regarding any Rule 12b-1 fees, front-end sales loads, back-end sales loads and other data regarding sales and sales loads as required by the 1940 Act or as requested by the board of directors of the applicable investment companies listed on Schedule A;

      (f) to the extent applicable, cause the Funds' transfer agent to provide FDI with all necessary information so that FDI can calculate the maximum sales charges payable by the Funds pursuant to the Conduct Rules of the NASD and the actual sales charges paid by the Funds; and cause the Fund's transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Fund and on a daily basis for any Fund for which FDI determines that the remaining limit is approaching zero;

      (g) support or cause the Funds' transfer agent to support the servicing of the shareholders; in connection therewith the Funds' transfer agent or Nomura will provide one or more persons during normal business hours to respond to telephone questions concerning the Funds;

      (h) provide FDI with copies of, or access to, any documents that FDI may reasonably request and notify FDI as soon as possible of any matter materially affecting FDI's performance of services under this Agreement;

      (i) (i) identify persons to enter into agreements with FDI for the solicitation of Fund Shares, such as securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms (collectively referred to herein as "Selling Broker Dealers"); (ii) assist FDI in ascertaining that such persons meet any requirements established for Selling Broker-Dealers by law, the Funds or FDI; (iii) request that FDI enter into selling agreements with each such Selling Broker-Dealer ("Selling Agreements") using a request form (the "Selling Agent Request Form") substantially similar to the attached Exhibit B signed by a duly authorized officer or employee of Nomura (who shall be a person listed on Exhibit B until such time as Nomura amends or supplements such list) and Nomura will assist in the performance of the necessary due diligence to determine the qualification of the prospective Selling Broker-Dealer pursuant to clause (ii) above; (iv) submit such Selling Agent Request Form and all related due diligence materials that Nomura may have to FDI; (v) assist FDI in coordinating the execution of Selling Agreements between FDI and the Selling Broker-Dealers; and (vi) use its best efforts to insure that no sales are executed or


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

      processed prior to obtaining an executed Selling Agreement from the Selling Broker-Dealer making the sale;

      (j) provide administrative support (e.g. telemarketing and fulfillment services) with regard to, and use its best efforts to monitor the performance of, the Selling Broker-Dealers in their solicitation and execution of sales of the Shares and all activities related thereto, including compliance with applicable law, the Selling Agreements, and the multi-class procedures;

      (k) use reasonable efforts to monitor the Selling Broker-Dealers in their resolution of as of trades with respect to Shares of the Funds in order to mitigate the risk of loss to FDI and the Funds from such as of trades;

      (l) report to FDI, to the extent that Nomura is aware, any and all actions or inactions by any Selling Broker-Dealer that (i) fail to comply with the terms of any Selling Agreements, (ii) violate any applicable laws of any governmental authorities, including the NASD's Conduct Rules, or (iii) violate any other agreements or procedures with which such Selling Broker-Dealer is required to comply; and

      (m) (i) submit the form of confirmation statement to be used for sale of the Shares to FDI for its approval and provide or cause to be provided to customers of the Selling Broker-Dealers ("Customers") and to the Selling Broker-Dealers such confirmations of all transactions in the Shares as may be required by the 1934 Act and the Selling Agreements, and (ii) use reasonable efforts to monitor the Fund's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDI any deficiencies of which Nomura is aware in the transfer agent's performance of such activities.

3. Delivery of Documents. In order to assist FDI in the performance of its duties, Nomura has caused each Fund to furnish FDI with, or provide FDI with access to, each of the following:

      (a) each Fund's most recent Post-Effective Amendment to its Registration Statement on Form N-IA (the "Registration Statement") under the 1933 Act and under the 1940 Act as filed with the SEC relating to each Fund's shares;

      (b) each Fund's most recent Prospectus(es);

      (c) each Fund's most recent Statement(s) of Additional Information;

      (d) each Fund's most recent annual and semi-annual financial statements;

      (e) each Fund's most recent filing pursuant to Rule 24f-2 under the 1940 Act;

      (f) each Fund's most recent SEC examination letter to the extent that such information contained in the SEC letter: (i) materially affects FDI's performance under this Agreement; or (ii) the issues identified in the letter may result in FDI incurring any loss, claim, damage or liability or action in respect thereof; and


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

      (g) the Fund's charter documents and by-laws.

      Nomura will furnish FDI from time to time with copies of, or access to, all amendments of or supplements to the foregoing. Furthermore, Nomura will provide FDI with copies of, or access to, any other documents that FDI may reasonably request and will notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

4. Compensation; Reimbursement of Expenses.

      (a) Nomura shall pay FDI for the services provided under this Agreement an aggregate annual fee in the first year of $105,000, for the initial one Fund, payable in equal monthly installments on the first business day of each month. Such annual fee shall be increased to an annual fee of $114,000 in the second year of the Agreement. Such annual fee may be changed by mutual written agreement should the number of Funds and/or the corresponding services provided by FDI under this Agreement change.

      (b) The fee as stated above is subject to the following conditions: (i) that FDI shall only sponsor 10 or fewer Registered Representatives (additional sponsorships shall be subject to a $2,500 annual fee per Registered Representative sponsored by FDI in excess of the 10 Registered Representatives); and (ii) that advertising legal review shall be for the lesser of 30 marketing pieces or 150 pages per calendar year (advertising legal review in excess of 30 pieces or 150 pages for the relevant annual contract period (the "Annual Period") shall be subject to a flat fee of $10 per page thereafter for such piece).

      (c) All fees to FDI for the services described in this Agreement are exclusive of out-of-pocket costs. Nomura agrees to reimburse FDI for FDI's reasonable out-of-pocket expenses incurred in providing the services hereunder including but not limited to NASD/state securities registration related expenses, including expenses related to sponsorship and maintenance of Registered Representative licenses, the licenses of any and all exclusively dedicated teleservicing representatives and NASD filing fees for sales literature. Expenses incurred out of the ordinary course in providing the services hereunder are subject to prior approval by Nomura.

      (d) The amount of each monthly payment described in this Section 4 shall be reduced by the amount, if any, paid to FDI by any Fund pursuant to that Fund's Rule 12b-1 plan (a "Plan"), if any, as in effect from time to time, to the extent that FDI has not used such amount paid pursuant to the Plan to pay for sales, marketing or other activities or expenses in accordance with the Plan ("Distribution Activities"), whether such payments were made to unaffiliated third parties or retained by FDI in connection with the Distribution Activities in which FDI has engaged on the Fund's behalf at the request of Nomura. FDI shall have no obligation to make any payments pursuant to a Plan until FDI has received monies therefor from the Funds or Nomura.

      (e) If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month


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

      this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

5. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date FDI becomes the distributor of the shares of such Fund; Schedule A to this Agreement shall be deemed amended to include such Fund and any classes of Shares of such Fund from and after such date).

6. Term.

      (a) This Agreement shall continue for an initial two-year period and shall continue thereafter for successive one-year terms unless terminated pursuant to the provision of sub-section (b) of this Section 6.

      (b) This Agreement shall automatically terminate as it relates to any Fund upon termination of the Distribution Agreement between such Fund and FDI or this Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon 60 days' written notice, by vote of a majority of the Board of Directors of a Fund. In any event, the provisions of Sections 7 and 8 shall survive termination of this Agreement and continue in full force and effect. Compensation due FDI and unpaid by Nomura upon such termination shall be immediately due and payable upon and notwithstanding such termination.

7. Standard of Care and Indemnification.

      (a) Nomura shall indemnify and hold FDI, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "FDI Indemnified Parties" and each individually an "FDI Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such FDI Indemnified Party or FDI Indemnified Parties may be or become subject to or liable for by reason of or in connection with this Agreement, FDI's provision of services pursuant to this Agreement, or any other matter, event or transaction in any way relating to or connected with this Agreement or the subject matter hereof; provided, however, that an FDI Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of FDI and that such action or omission involved bad faith, gross negligence or intentional misconduct by FDI.

      (b) FDI shall indemnify and hold Nomura, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in 1940 Act) and agents (collectively the "Nomura Indemnified Parties" and each individually a "Nomura Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable


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

      investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such Nomura Indemnified Party or Nomura Indemnified Parties may be or become subject to or incur by reason of this Agreement or under the 1933 Act, the 1934 Act, common law or otherwise, but only to the extent that such loss, claim, damage, expense or liability incurred by a Nomura Indemnified Party shall arise out of or be based on (i) any breach of any covenant or obligation of FDI contained in this Agreement, (ii) any failure by FDI to comply with any laws applicable with its performance of services under this Agreement or (iii) a final determination by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly or proximately by an action or omission of FDI involving bad faith, gross negligence or intentional misconduct by FDI; provided that a Nomura Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of Nomura and that such action or omission involved bad faith, gross negligence or intentional misconduct by Nomura.

      (c) In order to provide for just and equitable contribution in circumstances in which the terms of Section 7(a) or 7(b) are applicable, but for any reason the indemnification provided for therein is held to be unavailable, Nomura and FDI shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the FDI Indemnified Parties or Nomura Indemnified Parties (as defined above), respectively, may be subject to or liable for in proportion to the relative fault of Nomura, on the one hand, and FDI, on the other hand; provided, however, that in determining relative fault, there shall be considered the relative benefits received by each party from the transactions giving rise to the loss, claim, damage, expense or liability, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances; provided, further, that in no event shall FDI be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by it for its services during the immediately preceding 12-month period. Neither Nomura nor FDI shall have any other right of contribution in connection herewith.

      (d) The applicable indemnified party, promptly and in any event within ten
      (10) days after receipt of notice of commencement of any action, suit, proceeding or claim in respect of which a claim for indemnification may be made by it, shall notify the applicable indemnifying party in writing of the commencement of such action, suit, proceeding or claim, enclosing a copy of all papers served. However, the omission to so notify the applicable indemnifying party of any such action, suit, proceeding or claim shall not relieve such indemnifying party from any liability that it may have under Section 7(a) or (b), as applicable, of this Agreement except to the extent that the ability of such indemnifying party to defend such action, suit, proceeding or claim is materially adversely affected.


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

      (e) In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an FDI Indemnified Party or Nomura Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which case the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

      (f) Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim


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

      effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

8. Confidentiality. During the term of this Agreement, FDI and Nomura may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to FDI or Nomura which is of value to FDI or Nomura and the disclosure of which could result in a competitive or other disadvantage to either party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from FDI or Nomura, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

9. Record Retention and Confidentiality. FDI shall keep and maintain on behalf of the Funds all books and records which the Funds and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a- 1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Funds and to make such books and records available for inspection by or upon the request of the Funds, by Nomura, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Funds and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

10. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data will be furnished to Nomura and/or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

11. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of Nomura and/or the Funds, turn over to Nomura and/or the Funds and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement which are no longer needed by FDI in the performance of its services or for its legal protection.


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

If not so turned over to Nomura and/or the Funds, such documents and records will be retained by FDI for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to Nomura and/or the applicable Fund unless the applicable Fund authorizes in writing the destruction of such records and documents.

12. Representations of Nomura. Nomura represents and warrants that this Agreement has been duly authorized by Nomura and, when executed and delivered by Nomura, will constitute a legal, valid and binding obligation of Nomura, enforceable against Nomura in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13. Representations of FDI. (a) FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) FDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. FDI agrees to comply with all applicable federal and state laws, rules and regulations. FDI agrees to notify Nomura immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDI from Nomura.

14. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to Nomura at the following address: Nomura Asset Management U.S.A. Inc., 180 Maiden Lane, New York, NY 10038-4939, Attention:
President; and to FDI at the following address: 60 State Street, Suite 1300, Boston, MA 02109, Attention: President with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

15. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

16. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

17. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

18. Use of Nomura Name. Nomura consents to FDI's non-exclusive use of the "Nomura" name and "Nomura Pacific Basin Fund" name solely in connection with FDI's website, trade advertisements, client lists and mutual fund industry conferences and displays. FDI agrees and acknowledges that Nomura and Nomura Pacific Basin Fund, Inc. and/or their affiliates own all right, title, and interest in the name "Nomura" and "Nomura Pacific Basin Fund" and will only use the "Nomura" name as stated herein.


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

19. Services Not Exclusive. The Fund and Nomura hereby acknowledge that the services provided hereunder by FDI are not exclusive. Nothing herein shall be deemed to limit or restrict FDI's right, or the right of any of FDI's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide distribution services to any other mutual fund, including any fund which may directly compete with or be similar to Nomura.

20. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

21. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                          NOMURA ASSET MANAGEMENT U.S.A. INC.


                                          By:
                                              --------------------------------

                                          Name: Nobuo Katayama
                                                ------------------------------

                                          Title: President
                                                 -----------------------------


                                          FUNDS DISTRIBUTOR, INC.


                                          By:
                                              --------------------------------

                                          Name:
                                                ------------------------------

                                          Title:
                                                 -----------------------------

                                                           Dated:  July __, 1999

                                   SCHEDULE A
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                       NOMURA ASSET MANAGEMENT U.S.A. INC.
                                       AND
                             FUNDS DISTRIBUTOR, INC.

FUNDS
Nomura Pacific Basin Fund, Inc.

                                          NOMURA ASSET MANAGEMENT U.S.A. INC.


                                          By:
                                              --------------------------------

                                          Name: Nobuo Katayama
                                                ------------------------------

                                          Title: President
                                                 -----------------------------


                                          FUNDS DISTRIBUTOR, INC.


                                          By:
                                              --------------------------------

                                          Name:
                                                ------------------------------

                                          Title:
                                                 -----------------------------

                                                                       Exhibit B

                         SELLING AGREEMENT REQUEST FORM

To:   Elissa Kaye Grebber
      Fax Number: (617) 557-0711
      Telephone: (617) 557-3438
      E-Mail: egrebber@fdinet.com

From:_________________________________________
      Telephone Number:_______________________
      Fax Number:_____________________________

Date: _________________________________________

Proposed Selling Agent name and address:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Telephone:____________________________________

Please indicate the desired method of delivery:

Mail:_______
FEDEX:_______
Facsimile - #(  )_________

________________________________          ______________________________________
Authorized Nomura Representative          Authorized FDI Representative
                                                Elissa Kaye Grebber

            (Attached hereto as Attachment 1 is a list of Authorized
                            Nomura Representatives.)

                                                                    Attachment 1

                        AUTHORIZED NOMURA REPRESENTATIVES

The following individuals are authorized to request the issuance of sales agreements to clients and/or potential clients of Nomura:

                                                                       Exhibit C

                  Selling Agents That Have Entered Into Selling
                     Agreements With Funds Distributor, Inc.


                                       15